Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
October 12, 2009
NASDAQ:ARTW

ART’S-WAY MANUFACTURING ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER AND NINE MONTHS

Conference Call Scheduled For 9:00 AM Central Time, Wednesday, October 14, 2009

ARMSTRONG, IOWA, October 12, 2009 – Art’s-Way Manufacturing Co., Inc., (NASDAQ:ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services announced its financial results for the three and nine months ended August 31, 2009.

In conjunction with the release, the Company has scheduled a conference call Wednesday, October 14, 2009 at 9:00 AM Central Time.

What: Art’s-Way Manufacturing Third Quarter & Nine Months Financial Results Conference Call

When: Wednesday, October 14, 2009 - 9:00 AM Central Time

How: Live via phone by dialing 1 (800) 624-7038. Code: Art’s-Way Manufacturing.  Participants to the conference call should call in at least 5 minutes prior to the start time.

J. Ward McConnell, Jr., Executive Chairman of the Board of Directors of Art’s-Way Manufacturing, will be leading the call and discussing third quarter and nine month financial results, the status of the Company and an outlook for the balance of 2009.

Financial Highlights For the Three and Nine Months Ended August 31, 2009:

•	Net sales for the three months ended August 31, 2009 were $5.6 million.
•	Net sales for the nine months ended August 31, 2009 were $19.4 million.
•	As of September 2009, order backlog is $6.2 million.

	For the Three Months Ended
	August 31, 2009	August 31, 2008	Change
Revenue	$5,600,464	$9,420,696	-40.6%
Operating Income	$213,169	$870,484	-75.5%
Net Income	$67,725	$538,389	-87.4%
EPS (Basic)	$0.02	$0.14	-85.7%
EPS (Diluted)	$0.02	$0.13	-84.6%
Weighted avg. shares outstanding:
Basic	3,990,352	3,972,548
Diluted	3,999,950	3,989,880

	For the Nine Months Ended
	August 31, 2009	August 31, 2008	Change
Revenue	$19,406,975	$23,855,763	-18.6%
Operating Income	$602,033	$2,723,604	-77.9%
Net Income	$181,238	$1,904,275	-90.5%
EPS (Basic)	$0.05	$0.48	-89.6%
EPS (Diluted)	$0.05	$0.48	-89.6%
Weighted avg. shares outstanding:
Basic	3,987,856	3,971,676
Diluted	3,989,623	3,994,024

Revenue:  Our consolidated net sales for the nine-month period ended August 31, 2009 were $19,407,000 compared to $23,856,000 for the same period in fiscal 2008.  Consolidated net sales for the three-month period ended August 31, 2009 were $5,600,000 compared to $9,421,000 for the same period in fiscal 2008.

Art’s-Way Manufacturing, our agricultural products segment, had net sales of approximately $4,993,000 and $15,868,000 for the three- and nine-month periods ended August 31, 2009, respectively, compared to $6,685,000 and $15,878,000 for the same respective periods in fiscal 2008, which represents a decrease of 25.3% and 0.1%, respectively. The three-month and nine-month decrease in sales for Art’s-Way Manufacturing was largely due to the decreased sales of sugar beet harvesters and grinder mixers.  This decrease, however, was partially offset by the sales from the Miller Pro products, and also the sales of augers, which we started producing in the current fiscal year.

Art’s-Way Vessels, our pressurized vessels segment, had net sales of approximately $242,000 and $616,000 for the three- and nine-month periods ended August 31, 2009, respectively, compared to $25,000 and $228,000 for the same respective periods in fiscal 2008, which represents an increase of 868.0% and 170.2%, respectively. This was an expected increase due to the ongoing process of rebuilding sales that were lost during the period after the termination of our lease.

Art’s-Way Scientific, our modular buildings segment,  had net sales of approximately $366,000 and $2,923,000 for the three- and nine-month periods ended August 31, 2009, respectively, compared to $2,711,000 and $7,750,000 for the same respective periods in fiscal 2008. The decrease in net sales for Art’s-Way Scientific was the result of engineering delays during the second and third quarter and, more significantly, a decrease in demand for modular buildings, which management believes was largely due to the impact of current economic conditions on the capital budgets of potential customers.

Gross Profit:  Consolidated gross profit margin for the three- and nine-month periods ended August 31, 2009 was 23.2% and 21.1%, respectively, compared to 23.4% and 28.6% for the same respective periods in the 2008 fiscal year, primarily due to decreases in gross profit margin at Art’s-Way Manufacturing and Art’s-Way Scientific.  The gross profit margin of Art’s-Way Manufacturing increased from 26.1% to 31.0% in the three-month period ending August 31, 2008 compared to the same period in 2009, but decreased to 24.4% from 31.4% in the nine-month period ending August 31, 2009 compared to the same period in 2008, primarily due to pricing commitments in effect during the first and second quarter.  After the purchase of the Miller Pro product line, we had many orders that we were unable to produce in a timely fashion.  In order to satisfy our customers, we agreed to sell these goods at the lower prices quoted in 2007.  As a result of our production delays caused by the integration of this product line, we shipped goods in the first and second quarters of 2009 that were priced at the end of 2007 and manufactured with materials purchased at the higher prices of 2008.  We have completed our commitments on the 2007 pricing, and do not anticipate any additional production delays.

The gross profit margin of Art’s-Way Vessels increased from -640.0% and -159.2% in the three- and nine-month periods ended August 31, 2008 to 5.0% and -21.3% for the same respective periods in 2009.  This increase was due to our increased sales, which help defray the fixed manufacturing expenses, such as depreciation and manufacturing overhead.  The gross profit margin of Art’s-Way Scientific decreased from 27.1% and 28.4% in the three- and nine–month periods ended August 31, 2008, respectively, to -70.5% and 2.5% for the same respective periods in 2009. The decrease in gross profit margin at Art’s-Way Scientific was primarily due to the decrease in revenue explained above. In addition, gross profit margins at Art’s-Way Scientific were negatively impacted during the first and second quarter by unanticipated cost overruns on a project that was substantially completed during the third quarter.

Earnings Per Share:  Earnings per diluted share for the three months ended August 31, 2009 decreased to $0.02 as compared to $0.13 for the three months ended August 31, 2008, a decrease of 84.6% or $0.11.  Earnings per share basic and diluted share for the nine months ended August 31, 2009 decreased 89.6% from $0.48 for the nine-month period ended August 31, 2008 to $0.05 for the nine-month period ended August 31, 2009.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “This has been a mixed quarter and nine months. We had improvements with Vessels and Augers but government grants have not come through, as yet, to stimulate new orders for Scientific. The broad based economic downturn has had a serious impact on our top and bottom lines. Additionally, since any improvements appear to be slow and uncertain, we expect the economic conditions to continue to adversely affect earnings throughout our fiscal year.

“Our top priorities for the remainder of the year remain unchanged. We will continue to work hard to rein in costs, right-size our businesses and improve our sales pipeline. As we look ahead, while the recovery may be slow and uneven, our continued focus will be on driving revenue, controlling costs and strengthening our balance sheet which will position us to take advantage of the coming economic recovery.”

About Art’s-Way Manufacturing, Inc.

Art’s-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment and top and bottom drive augers. After-market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries. Art’s-Way Vessels, Inc. manufactures pressurized tanks and vessels and Art’s-Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:	Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

This news release includes “forward-looking statements” within the meaning of the federal securities laws.  In this release, forward-looking statements generally relate to: (i) the Company’s ability to meet its production schedule; (ii) the Company’s intent to focus on driving revenue, controlling costs and strengthening its balance sheet; (iii) the expected impact of worldwide economic conditions; and (iv)  intent to monitor market opportunities; and (vi) the Company’s growth potential in its industry. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company’s products and acceptance of its product lines, current domestic and international economic conditions, the Company’s ability to manage growth, incorrect assumptions by management with respect to production cycles and market conditions, unexpected production delays and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ markedly from management’s expectations.  The Company cautions readers not to place undue reliance upon any such forward-looking statements.